Exhibit 10.19

FIRST AMENDMENT TO

PLAINSCAPITAL BANK SUPPLEMENTAL EXECUTIVE PENSION PLAN

(As Amended and Restated Effective January 1, 2009)

WHEREAS, PlainsCapital Bank (the “Bank”) has adopted the PlainsCapital Bank Supplemental Executive Pension Plan, effective January 1, 1993, and as amended and restated as of January 1, 2001 and as further amended and restated as of January 1, 2008 (the “Plan”); and

WHEREAS, pursuant to Section 9.01 of the Plan, the Bank has the authority to amend the Plan; and

WHEREAS, effective December 31, 2008, PlainsCapital Corporation (the “Company”) became subject to the requirement to register its securities pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”); and

WHEREAS, the Bank desires to amend the Plan to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, that apply to the Bank now that the Company is subject to the Exchange Act; and

WHEREAS, the Bank desires to further amend the Plan to reflect its change in name from PNB Financial Bank to PlainsCapital Bank.

NOW, THEREFORE, effective as of March 19, 2009, the Bank hereby amends the Plan as follows:

1.	The Preamble to the Plan is amended by deleting the first paragraph of said Preamble and replacing it with the following:

PlainsCapital Bank (f/k/a PNB Financial Bank, and prior to that, The Plains National Bank of Lubbock) (“Bank”) adopted and established the Plains National Bank of Lubbock Supplemental Executive Pension Plan, effective as of January 1, 1993, and amended and restated effective January 1, 2001.

2.	The Plan is amended by adding the following new Article 10:

ARTICLE 10

SECTION 409A

10.01	Six Month Delay.

Notwithstanding anything herein to the contrary, to the extent (i) any payments to which the Participant becomes entitled under this Plan, in connection with the Participant’s Termination of Employment with the Employer constitute deferred compensation subject to Code Section 409A; (ii) the Participant is deemed at the time of his Termination of Employment to be a “specified employee” under Code Section 409A; and (iii) at the time of the Participant’s Termination of Employment, the Employer is publicly traded (as defined in Code Section 409A), then such payments (other than any payments permitted by Code Section 409A to be paid within six (6) months of the Participant’s Termination of Employment) shall not be made until the earlier of (x) the first day of the seventh month following the Participant’s Termination of Employment or (y) the date of the Participant’s death following such Termination of Employment. During any period that payment or payments to the Participant are deferred pursuant to the foregoing, the Participant shall be entitled to interest on the deferred payment or payments at a per annum rate equal to the Federal-Funds rate as published in The Wall Street Journal on the date of the Participant’s Termination of Employment with the Employer. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Article 10 (together with accrued interest thereon) shall be paid to the Participant or the Participant’s spouse, if any, in one lump sum.

10.02	Delays Required By Federal Laws.

Payments due under the terms of this Plan may be delayed where the Employer reasonably anticipates that the payment of any benefits under this Plan will violate any Federal securities laws or other applicable law, including but not limited to, any laws applicable to the Company due to its participation in the United States Department of the Treasury’s TARP Capital Purchase Program; provided that, such payments shall be made at the earliest date at which the Employer reasonably anticipates that the making of the payment will not cause such violation.

3.	The term “PNB Financial Bank,” wherever such term appears in the Plan, other than in the Preamble to the Plan described in Section 1 of this First Amendment, shall be replaced with the term “PlainsCapital Bank”.

4.	Except as amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Bank has caused this First Amendment to the Plan to be approved, ratified and executed by its duly authorized officer, on behalf of the Bank, on this 19th day of March, 2009.

PLAINSCAPITAL BANK

By:	/s/ Linda M. Irby
Name:	Linda M. Irby
Title:	Executive Vice President, Human Resources

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